Exhibit 10.25

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

LOAN AND SECURITY

AGREEMENT

between

SHADY GROVE ROAD INVESTMENTS, LLC
as the Lender

and

AKSTON BIOSCIENCES CORPORATION
as the Borrower

Dated:

August 19, 2025

Akston Biosciences Corporation	Cover page	Company confidential

1.	LOANS AND PAYMENT	4
1.1	Promise to Pay	4
1.2	Loans	4
1.3	Withholding	5
1.4	Savings Clause	5
1.5	Conversion of the Loans	6
2.	CONDITIONS OF LOANS	6
2.1	Conditions Precedent to Loans	6
2.2	Deemed Satisfaction	7
2.3	Procedures for Borrowing	7
3.	CREATION OF SECURITY INTEREST	7
3.1	Grant of Security Interest	7
3.2	Release	7
3.3	Authorization	8
4.	REPRESENTATIONS AND WARRANTIES	8
4.1	Organization and Powers	8
4.2	Authorization; Binding Agreement	8
4.3	Title to Properties	8
4.4	Litigation	8
4.5	No Conflicts	8
4.6	Financial Statements	8
4.7	Consents	9
4.8	Compliance with Governmental Regulations	9
4.9	No Event of Default	9
4.10	Insurance	9
4.11	Intellectual Property	9
5.	COVENANTS	9
5.1	Government Compliance	9
5.2	Financial Statements	10
5.3	Existence and Properties	10
5.4	Payment of Taxes	10
5.5	Books and records	10
5.6	Intellectual Property	10
5.7	Dispositions	10
5.8	Liens	11

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5.9	Indebtedness	11
5.10	Purpose	11
5.11	Board of Directors	11
6.	EVENTS OF DEFAULT	11
6.1	Payment	11
6.2	Covenant Default	12
6.3	Insolvency	12
6.4	Other Agreements	12
6.5	Judgments	12
6.6	Misrepresentations	12
7.	RIGHTS AND REMEDIES	12
7.1	Rights and Remedies	12
7.2	Power of Attorney	13
7.3	No Waiver; Remedies Cumulative	13
7.4	Demand Waiver	14
8.	NOTICES	14
9.	CHOICE OF LAW, DISPUTES	15
9.1.	Governing law	15
9.2	Dispute Resolution	15
10.	GENERAL PROVISIONS	16
10.1	Successors and Assigns	16
10.2	Time of Essence	16
10.3	Severability of Provisions	16
10.4	Amendments in Writing	17
10.5	Entire Agreement	17
10.6	Fees and Expenses	17
10.7	Counterparts	17
10.8	Construction	17
10.9	Survival	17
10.10	Confidentiality	17
11.	DEFINITIONS	18

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of August 19, 2025 (the “Closing Date”) is made and entered into by and for SHADY GROVE ROAD INVESTMENTS, LLC, a Florida limited liability company (the “Lender”) and AKSTON BIOSCIENCES CORPORATION, a Delaware corporation (the “Borrower”).

The Borrower and the Lender agree as follows:

1.       LOANS AND PAYMENT

1.1          Promise to Pay. The Borrower hereby unconditionally promises to pay the Lender, the outstanding principal amount of the Loans and any other amounts due hereunder as and when due in accordance with this Agreement.

1.2          Loans.

(a)          Availability. Subject to the terms and conditions of this Agreement, the Lender agrees to make term loans to the Borrower in an aggregate amount of (i) Seven Million Dollars ($7,000,000) (“Loan A”) to be borrowed in one amount on the Closing Date, and (i) up to Three Million Dollars ($3,000,000) or such lower amount as the Borrower may request in a Loan Request (each, a “Loan B Advance” and together with Loan A, the “Loans” and each a “Loan”), to be borrowed in one or more Loan B Advances in minimum amounts of $500,000 at any time after the Closing Date but on or before the date falling 15 months from the Closing Date on not less than five Business Days’ written notice from the Borrower to the Lender.

(b)           Repayment. The Loans will be repaid in full on the Maturity Date provided that at any time on or before the date falling not more than forty-five (45) days and not less than ten (10) days before the then-current Maturity Date, the Borrower may by written notice to the Lender extend the then-current Maturity Date by a period of not less than thirty (30) days. The Maturity Date may not be extended beyond a date falling two (2) years from the Closing Date without the prior written consent of the Lender. The Borrower may exercise its rights under this Section 1.2(b) on one or more occasion. No Loan may be re-borrowed after it is repaid or prepaid.

(c)           Prepayment. Subject to the other provisions of this Section 1.2(c), the Borrower may prepay any Loan in whole or part at any time if the Borrower (i) gives written notice to the Lender of its election to prepay such Loan at least five (5) Business Days before the date of such prepayment, and (ii) on the date on which such Loan is prepaid, pays all accrued interest on such Loan and all interest on such Loan that would accrue under Section 1.2(d) from the date of such prepayment through and including the then-current Maturity Date. If any amount of a Loan is prepaid under this Section 1.2(c), the Borrower shall pay the Lender a prepayment fee in an amount equal to the amount of all interest that would have occurred on the amount of the Loan prepaid from the date of prepayment until the Original Maturity Date (or, if at the date of such prepayment, the Maturity Date has been extended pursuant to Section 1.2(b), from the date of such prepayment until the then-current Maturity Date).

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(d)           Interest. The principal amount outstanding under each Loan shall accrue interest commencing on, and including, the Loan Date for such Loan at a fixed rate of fourteen per cent (14.0%) per annum. Interest on Loan A shall be payable (i) on the date falling twelve (12) months from the Closing Date (the “Original Maturity Date”), and (ii) if the Borrower exercises its rights under Section 1.2(b), monthly in arrears on the first Business Day of each successive month after the Original Maturity Date through the date to which the Maturity Date is extended under Section 1.2(b). Interest on each Loan B Advance will be payable on the date falling twelve (12) months from the Loan Date for such Loan B Advance or, if earlier, the Maturity Date (as may be extended pursuant to Section 1.2(b)). Interest shall be computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed.

(e)          Payments. All payments by the Borrower under the Loan Documents shall be made to the Lender in Dollars and in immediately available funds, in accordance with such ACH or wire instructions as the Lender may provide in writing on or before the Closing Date (or as updated from time to time in accordance with this Agreement). Payments received after 12:00 p.m. are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day.

(f)            Note. This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a noteless loan agreement. If so requested by the Lender by written notice to the Borrower, then the Borrower shall execute and deliver to the Lender promptly after the Borrower’s receipt of such notice a promissory note or notes in form and substance reasonably satisfactory to the Lender to evidence the Loans.

1.3          Withholding. Payments received by the Lender from the Borrower under the Loan Documents will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority. If at any time any Governmental Authority, applicable law, regulation or international agreement requires the Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lender, the Borrower hereby covenants and agrees that the amount due from the Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, the Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and the Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. The Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings.

1.4          Savings Clause. In the event the interest provisions hereof shall result, at any time during the life of the Loans, in an effective rate of interest which, for any period of time, transcends the limit of the usury or any other law applicable to the Loans evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied to principal immediately upon receipt of such monies by Lender with the same force and effect as though the Borrower had specifically designated such and agreed to accept such extra payment(s) as a premium free payment.

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1.5          Conversion of Loan A.

(a)           Conversion upon IPO. If the Borrower consummates an Initial Public Offering prior to full repayment or prepayment of Loan A in accordance with Section 1.2, then the Borrower will give the Lender at least ten (10) days’ prior written notice of the anticipated closing date of the Initial Public Offering (the “IPO Notice”), and:

(i)              If the closing date of the Initial Public Offering is prior to the Original Maturity Date, then immediately prior to the closing of such Initial Public Offering, in full satisfaction of the Borrower’s obligations under Loan A, the principal and unpaid interest of the then-outstanding Loan A that would have accrued and been payable as of the Original Maturity Date (together, the “Converting Amount”) will be automatically converted into the number of Conversion Shares equal to the quotient obtained by dividing the Converting Amount by the Conversion Price; or

(ii)             If the closing date of the Initial Public Offering is on or after the Original Maturity Date, then immediately prior to the closing of such Initial Public Offering, in full satisfaction of the Borrower’s obligations under Loan A, the principal and unpaid accrued interest of the then-outstanding Loan A as of such date will be automatically converted into the number of Conversion Shares equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on Loan A to be converted on the date of conversion by the Conversion Price.

(b)         No Fractional Shares. Upon the conversion of Loan A into Conversion Shares, in lieu of any fractional shares to which the Lender would otherwise be entitled, the Borrower shall pay the Lender cash equal to such fraction multiplied by the Conversion Price.

(c)         Mechanics of Conversion. The Lender understands and agrees that the conversion of Loan A pursuant to this Section 1.5 is contingent upon the closing of the Initial Public Offering and may require Lender’s execution of certain agreements relating to the purchase and sale of such securities as well as registration and voting rights, if any, relating to such securities (the “Conversion Documents”). The Lender hereby agrees to promptly execute and deliver all such Conversion Documents to the Borrower, and the Borrower shall not be required to issue or deliver the Conversion Shares until the Lender has executed and delivered to the Borrower all such Conversion Documents. The Lender further understands and agrees that the Conversion Shares issued pursuant to this Section 1.5 shall be subject to the “Market Stand-Off” provisions set forth in Section 10.

2.       CONDITIONS OF LOANS

2.1          Conditions Precedent to Loans. The Lender’s obligation to make each Loan is subject to receipt (or waiver) by the Lender, in form and substance reasonably satisfactory to it, of the following documents and other evidence:

(a)           this Agreement, duly executed by the Borrower;

(b)           each of (i) the formation documents and bylaws of the Borrower, and (ii) good standing certificates of the Borrower, each certified by the Secretary of State of Delaware as of a date no earlier than thirty (30) days before the Closing Date;

(c)           duly executed original officer’s certificate for the Borrower;

(d)           evidence that all third-party consents required by the Borrower for the transactions contemplated by this Agreement have been obtained;

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(e)           a warrant on terms acceptable to Lender, executed by the Borrower;

(f)           appointment of Michael Hall as a director of the Borrower in accordance with Section 5.11;

(g)           payment by the Borrower of due diligence fees in an amount equal to $[***] to Formation Venture Engineering Management, LLC;

(h)           extension of the Maturity Date under (and as defined in) the Convertible Promissory Notes to [***];

(i)             receipt by the Lender of a Loan Request executed by the Borrower; and

(j)            the representations and warranties in Section 4 shall be true, accurate and complete in all material respects on the Loan Date of each Loan.

2.2          Deemed Satisfaction. The Lender, by delivering and releasing its signature page to this Agreement and by making of each Loan, shall be deemed to have acknowledged receipt of, and consented to and approved (or waived the applicable condition precedent in respect of), each Loan Document and each other agreement, instrument, certificate or other document or matter required to be approved by or acceptable to, and each condition precedent qualified as to the satisfaction of, the Lender on the Loan Date for such Loan and/or in connection with the making of such Loan.

2.3          Procedures for Borrowing. Each Loan Date must be a Business Day. On each Loan Date the Lender shall transfer an amount equal to the Loan requested in a Loan Request to the account described in such Loan Request.

3.        CREATION OF SECURITY INTEREST

3.1          Grant of Security Interest. The Borrower hereby grants the Lender to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to the Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

3.2          Release. Upon (i) payment in full in cash of the Obligations (other than inchoate reimbursement obligations and/or other obligations which, by their terms, are to survive the termination of this Agreement), or (ii) conversion of Loan A to Conversion Shares in accordance with Section 1.5 and payment in full in cash of the Obligations relating to Loan B (other than inchoate reimbursement obligations and/or other obligations which, by their terms, are to survive the termination of this Agreement), then (a) the Lender’s Lien in the Collateral shall terminate immediately and automatically without the need for further action by any Person and all rights therein shall revert to the Borrower, and (b) the Lender shall, at the sole cost and expense of the Borrower, promptly following request take all action as the Borrower may reasonably require to evidence the release of the Lender’s Lien in the Collateral.

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3.3           Authorization. The Borrower authorizes the Lender to file financing statements and take any other action required to perfect the Lender’s Lien in the Collateral, without notice to the Borrower, with all appropriate jurisdictions.

4.         REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants on the Closing Date to the Lender as follows:

4.1          Organization and Powers. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) has all requisite power and authority to own and operate its assets and properties and to carry on its activities as now conducted and proposed to be conducted.

4.2          Authorization; Binding Agreement. The execution, delivery and performance by the Borrower of the Loan Documents, the borrowing hereunder and the use by the Borrower of the proceeds of the Loans as contemplated by the Loan Documents are within its powers and have been duly authorized by all requisite corporate action. The Loan Documents have been duly executed and delivered on behalf of the Borrower and constitute its legal, valid and binding obligations enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

4.3          Title to Properties. The Borrower has good title to the Collateral free and clear of any Lien except for Permitted Liens.

4.4          Litigation. There is no judgment, action, suit or claim, or legal, administrative or arbitral proceeding or investigation, pending, or, to so far as the Borrower is aware, threatened in writing, against the Borrower before any Governmental Authority that if adversely determined would reasonably be expected to have a Material Adverse Effect.

4.5          No Conflicts. The execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of the Loans and the use by the Borrower of the Loans as contemplated by the Loan Documents will not (a) violate any provision of law or any judgment, writ, injunction, decree, order, rule or regulation of any Governmental Authority, (b) violate any provision of the Borrower’s organizational documents, (c) conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any indenture, agreement or instrument to which the Borrower is a party or by which any of its assets or properties are bound, or (d) result in the creation or imposition of any Lien upon any of its assets or properties other than a Permitted Lien. The Borrower is not in default under any indenture, agreement or instrument to which the Borrower is a party or to which any of its assets or properties are bound, which in each case would reasonably be expected to result in a Material Adverse Effect.

4.6          Financial Statements. The annual financial statements of the Borrower for the year ending December 31, 2024, and the related balance sheet and income statement for the Financial Quarter then ended, which have been reviewed by independent certified public accountants selected by the Borrower under a compilation engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA and prepared in accordance with United States generally accepted accounting principles consistently applied (“U.S. GAAP”) are complete and correct and fairly present the financial position of the Borrower as of the relevant date and the results of its operations for the Financial Quarter then ended, subject to normal year-end adjustments.

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4.7          Consents. No consent, license, approval, authorization, exemption, franchise, permit or order of, notice to or declaration or filing with, any third party, including, without limitation, any Governmental Authority, is required on the part of the Borrower for the valid execution, delivery and performance by it of the Loan Documents, the borrowing hereunder or the use by the Borrower of the proceeds of the Loans as contemplated by the Loan Documents.

4.8          Compliance with Governmental Regulations. The Borrower (a) has obtained all necessary consents, licenses, approvals, authorizations, exemptions, franchises, permits and orders from all appropriate Governmental Authorities, except for those the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect, and (b) is not in violation of, or alleged in writing to be in violation of, any law, judgment, writ, injunction, decree, order, rule or regulation of any Governmental Authorities, the violation of which would reasonably be expected to result in a Material Adverse Effect.

4.9          No Event of Default. No Event of Default has occurred and is continuing.

4.10        Insurance. The Borrower has in full force and effect such insurance coverage in such amounts as is customarily maintained by organizations of similar size and engaged in similar activities as the Borrower.

4.11        Intellectual Property. The Borrower owns or has the right to use its Intellectual Property, subject to Permitted Liens.

4.12        Real Property. The Borrower does not own any real property in fee simple.

4.13        Permitted Liens. Except as set forth on Exhibit B, the Borrower does not have any Permitted Liens as of the Closing Date.

4.14        Indebtedness. Except as set forth on Exhibit C, the Borrower does not have any Indebtedness as of the Closing Date.

5.         COVENANTS

The Borrower shall:

5.1          Government Compliance.

(a)           Maintain its legal existence and good standing in its jurisdiction of organization.

(b)          Comply with all laws, ordinances and regulations to which it is subject, the noncompliance with which would reasonably be expected to have a Material Adverse Change.

(c)           Obtain and keep in full force and effect, all material Governmental Approvals necessary for the performance by it of its obligations under the Loan Documents and the grant of a Lien to the Lender in all of the Collateral.

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5.2          Financial Statements. Deliver to the Lender within forty-five (45) days after the end of each Financial Quarter financial statements of the Borrower, including a balance sheet, income statement and statement of cash flows for the Financial Quarter then ended, which have been reviewed by independent certified public accountants selected by the Borrower under a compilation engagement in accordance with U.S. GAAP.

5.3          Existence and Properties. (a) Preserve and maintain its corporate existence and good standing under the laws of the state of its incorporation, (b) Comply or cause compliance with all laws, judgments, writs, injunctions, decrees, orders, rules and regulations of every Governmental Authority applicable to it and the use, occupancy and ownership of its properties to the extent that failure to comply or cause compliance would reasonably be expected to have a Material Adverse Effect, and (c) Obtain and maintain in full force and effect all consents, licenses, approvals, authorizations, exemptions, franchises, permits and orders of all Governmental Authorities to the extent that failure to so obtain and maintain in full force and effect would reasonably be expected to have a Material Adverse Effect.

5.4          Payment of Taxes. (a) File all federal and state income tax returns that are required to be filed by it or before the due date therefor (taking into account any applicable grace period and proper extensions), and (b) pay when due (or within any applicable grace period and proper extensions) all material taxes imposed upon it provided that the Borrower shall not be required to pay and discharge any obligation, tax, assessment, fee, charge, levy or claim as long as the validity or amount thereof shall be contested in good faith by appropriate proceedings.

5.5          Books and records. Maintain such books and records as are customary in the life sciences industry.

5.6          Intellectual Property. (a) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its material Intellectual Property except as permitted by this Agreement, and (b) Promptly advise the Lender in writing of material infringement by a third party of its material Intellectual Property.

5.7          Dispositions. Not convey, sell, lease, transfer, assign, or otherwise dispose of all or any part of the Collateral (“Transfers”) except for Transfers (a) of inventory in the ordinary course of business, (b) of damaged, worn-out or obsolete equipment, (c) in connection with Permitted Liens, (d) of cash or cash equivalents pursuant to transactions not prohibited by this Agreement, (e) comprising any involuntary loss, damage or destruction of property, (f) comprising any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property, (g) of assets (including cash, capital contributions, Intellectual Property and licenses of Intellectual Property) to any Spin Out Company, (h) comprising the settlement or write-off of accounts receivable or sale, discount or compromise of overdue accounts receivable for collection, (i) comprising licensing, leasing or subleasing of real estate assets in the ordinary course of business, (j) in connection with loans, advances, contributions of any kind or capital contributions to any Person pursuant to transactions not prohibited by this Agreement, (k) payments in connection with Permitted Indebtedness, (l) the lapse or abandonment of Intellectual Property to the extent not economically desirable in the conduct of its business, (m) comprising licensing of Intellectual Property in the ordinary course of business, (n) to the extent constituting a Transfer, the issue of Capital Stock in the Borrower, (o) of assets having a market value not to exceed [***] in the aggregate in any fiscal year of the Borrower, and (p) any other Transfer of assets of the Borrower, provided that (i) the Borrower shall provide the Lender with written notice not less than three Business Days’ before the closing date of such Transfer, and (ii) if the Lender so notifies the Borrower in writing on or before the closing date of such Transfer, the Lender shall have the right to be repaid all amounts owing to it under this Agreement from the net proceeds of such Transfer.

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5.8          Liens. Not create, incur, allow, or suffer any Lien over the Collateral except for Permitted Liens.

5.9          Indebtedness. Not create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except Permitted Indebtedness.

5.10        Purpose. Apply all amounts of the Loans towards its general corporate purposes.

5.11        Board of Directors. Cause each requisite stockholder of the Borrower to vote all shares of Capital Stock owned by such stockholder, or over which such stockholder has voting control, from time to time and at all times, at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, to elect the Lender’s board designee (initially Michael Hall) as an At-Large Director (as defined in the Stockholders Agreement (as defined below)) in accordance with this Section 5.11. The Borrower and the Lender agree that the following terms shall apply with respect to the Lender’s right to designate a director under this Section 5.11:

(a)           the Lender’s right to designate a director shall be subject in all respects to that certain Seventh Amended and Restated Stockholders Agreement dated May 16, 2024 by and among the Borrower and the other parties thereto (as amended from time to time, the “Stockholders Agreement”), the Borrower’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Restated Certificate”) and the Borrower’s By-Laws;

(b)           if the Lender’s right to designate a director has not expired in accordance with Section 5.11(c) and the Company consummates an Initial Public Offering, the director designated by the Lender shall be in a class of directors that shall be subject to re-election by the stockholders of the Borrower at the first annual meeting of such stockholders that occurs after the expiration of the Director Term (defined below); and

(c)           the Lender’s right to designate a director in accordance with this Sectio n 5.11 shall remain in effect for a period of three (3) years from the Closing Date (the “Director Term”); provided, however, that such right shall automatically terminate before the expiration of the Director Term upon the consummation of a Deemed Liquidation Event (as defined in the Stockholders Agreement).

6.    EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”):

6.1          Payment. The Borrower fails to pay (a) any principal on the Loans on its due date, or (b) any other Obligation within [***] after such Obligation is due and payable but unpaid.

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6.2          Covenant Default. The Borrower fails or neglects to perform, keep, or observe any provision in any Loan Document (other than Section 6.1) and such Event of Default continues for more than [***] after the earlier of the date on which (i) the Lender has given written notice of such Event of Default to the Borrower, and (ii) the Borrower has actual knowledge of such Event of Default.

6.3          Insolvency. If (a) the Borrower begins an Insolvency Proceeding, or (b) an Insolvency Proceeding is begun against the Borrower and not dismissed or stayed within [***].

6.4          Other Agreements. There is a default in any agreement relating to Indebtedness in a principal amount in excess of [***] to which the Borrower is a party with a third party or parties resulting in acceleration of the maturity of such Indebtedness.

6.5          Judgments. One or more final money judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least [***] (not covered by independent third-party insurance as to which liability has not been rejected by such insurance carrier) shall be rendered against the Borrower and shall remain undischarged, unvacated, unbonded or unstayed pending appeal for a period of [***].

6.6          Cessation of Operations. If Borrower should substantially cease its business operations.

6.7          Misrepresentations. The Borrower makes any representation, warranty, or other statement now or later in any Loan Document and such representation, warranty, or other statement is incorrect in any material respect when made and, if the fact or circumstance giving rise to such misrepresentation, breach of warranty or other statement is capable of remedy, such fact or circumstance is not remedied within [***] days after the earlier of the date on which (a) the Lender has given written notice of such misrepresentation, breach of warranty or other statement to the Borrower, and (b) the Borrower has actual knowledge of such misrepresentation, breach of warranty or other statement.

7.       RIGHTS AND REMEDIES

7.1          Rights and Remedies.

(a)           Upon the occurrence and during the continuance of an Event of Default, the Lender may do any or all of the following: (i) deliver notice of the Event of Default to the Borrower, and/or (ii) subject to the other provisions of this Section 7.1, by notice to the Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 6.3 occurs all Obligations shall be immediately due and payable without any action by the Lender).

(b)           Without limiting the rights of the Lender set forth in Section 7.1(a), upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or demand, to foreclose upon and/or sell or otherwise liquidate, the Collateral.

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(c)           Without limiting the rights of the Lender in Sections 7.1(a) and (b), upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or demand, to:

(i)              make any payments and do any acts necessary to protect the Lender’s Lien in the Collateral;

(ii)             ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. In connection with the Lender’s exercise of its rights under this Section 7.1(c)(ii), the Lender is, upon the occurrence and during the continuance of an Event of Default, hereby granted a non-exclusive, royalty-free license or other right to use, without charge, the Collateral, in completing production of, advertising for sale, and selling any Collateral and the Borrower’s rights under all licenses and all franchise agreements inure to the Lender; and

(iii)            appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law.

7.2          Power of Attorney. The Borrower hereby appoints the Lender as its lawful attorney- in-fact, exercisable upon the Lender’s exercise of its rights pursuant to Section 7.1(a)(ii),to: (a) pay, contest or settle any Lien and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same, and (b) transfer the Collateral into the name of the Lender or a third party as the Code or any applicable law permits. The Borrower hereby appoints the Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of the Lender’s Lien in the Collateral regardless of whether an Event of Default has occurred and is continuing until all Obligations (other than inchoate reimbursement obligations and/or other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full. The Lender’s foregoing appointment as the Borrower’s attorney in fact, and all of the Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate reimbursement obligations and/or other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed at which time such appointment will terminate immediately and automatically without the need for further action by any Person.

7.3          No Waiver; Remedies Cumulative. Failure by the Lender, at any time or times, to require strict performance by the Borrower of any provision of any Loan Document shall not waive, affect, or diminish any right of the Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the Lender and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of the Lender under the Loan Documents are cumulative and none is exclusive. Such remedies may be exercised concurrently or consecutively at Lender's option. The Lender has all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by the Lender of one right or remedy is not an election, and the Lender’s waiver of any Event of Default is not a continuing waiver. The Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence. The Lender is not required to rely on any item of Collateral for the payment of the Obligations upon an Event of Default, but may proceed directly against Borrower, endorsers, or guarantors, if any, in such manner as it deems desirable and in accordance with the Loan Documents.

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7.4          Demand Waiver. The Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lender on which the Borrower is liable.

7.5          Access to Collateral. If an Event of Default has occurred and is continuing, the Lender may, in exercise of its rights pursuant to Section 7.1(a)(ii), without liability to the Borrower :require the Borrower to give possession or control of any Collateral to the Lender; indorse as the Borrower's agent any instruments, documents or chattel paper in the Collateral or representing proceeds of the Collateral; contact account debtors directly to verify information furnished by the Borrower; take control of proceeds, including stock received as dividends or by reason of stock splits; release the Collateral in its possession to the Borrower, temporarily or otherwise; take control of funds generated by the Collateral, such as cash dividends, interest and proceeds or refunds from insurance, and use same to reduce any part of the Loans and or dispose of the Collateral; transfer any of the Collateral evidence thereof into its own name or that of its nominee; and demand, collect, convert, redeem, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral, in its own name or in the name of the Borrower, as the Lender may determine. The Lender shall not be liable for failure to collect any account or instruments, or for any act or omission on the part of the Lender, its officers, agents or employees, except for its or their own willful misconduct or gross negligence. The foregoing rights and powers of the Lender will be in addition to, and not a limitation upon, any rights and powers of the Lender given by law, elsewhere in this Agreement, or otherwise.

8.       NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, a “Communication”) by any Party must be in writing and shall be deemed to have been validly served, given, or delivered (a) upon transmission, when sent by electronic transmission, (b) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the Party to be notified and sent to the address or email address indicated below. Each Party may change its mailing address or email address by giving the other Party written notice thereof in accordance with the terms of this Section 8.

If to Borrower:	Akston Biosciences Corporation
100 Cummings Center, Suite 454C
Beverly, MA 01915
USA
Attn: Chief Executive Officer
Email: [***]

Goodwin Procter LLP
With a copy	100 Northern Avenue
(which shall not	Boston, Massachusetts 02210 USA
constitute notice)	Attn: Stephanie Richards
to:	Email: [***]

Akston Biosciences Corporation	Page 14 of 28	Company confidential

If to Lender: with a copy (which shall not constitute notice) to:

Shady Grove Road Investments, LLC
106 S. Lafayette Street

Starksville, MS 39759
Attn: Michael Hall

Email: [***]

Milam Howard

Nicandri & Gillam, P.A.

14 East Bay Street

Jacksonville, Florida 32202
Attn: G. Alan Howard

Email: [***]

9.          CHOICE OF LAW, DISPUTES

9.1          Governing law. THIS AGREEMENT AND ANY AND ALL ACTIONS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF NEW YORK.

9.2          Dispute Resolution.

(a)           The Borrower and the Lender each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude the Lender from bringing suit or taking other legal action in any other jurisdiction with respect to the Loan Documents or to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Lender.

(b)           TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE LENDER EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

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10.       “MARKET STAND-OFF” AGREEMENT

10.1        The Lender hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date hereof and ending 180 days after the date of an underwriting agreement (i) offer, pledge, sell, contract to sell, grant, or otherwise transfer or dispose of, directly or indirectly, any common shares of the Borrower or any securities convertible into or exercisable or exchangeable for such common shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, “Restricted Securities”); (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Restricted Securities, in cash or otherwise; (iii) make any demand for or exercise any right with respect to the registration of any Restricted Securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Restricted Securities. The underwriters in connection with the Initial Public Offering are intended third party beneficiaries of this Section 10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Lender further agrees to execute such agreements as may be reasonably requested by the underwriters in the Initial Public Offering that are substantially consistent with this Section 10 or that are necessary to give further effect thereto. The Borrower will not require such consent (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which the Lender distributes any Restricted Securities to an Affiliate of the Lender for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 10. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 10.3, except that such certificate, instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for the Lender and the Borrower, such legend is not required in order to establish compliance with any provisions of the Securities Act.

10.2        In order to enforce the foregoing covenant, the Borrower may impose stop transfer instructions with respect to the securities of the Lender (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

10.3       The Lender agrees that a legend reading substantially as follows shall be placed on all certificates representing all securities of the Lender (and the shares or securities of every other Person subject to the restriction contained in this Section 10):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

11.       GENERAL PROVISIONS

11.1        Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each Party. No Party may transfer, pledge or assign this Agreement or any rights or obligations under it without the prior written consent of the other Party.

11.2        Time of Essence. Time is of the essence for the performance of all obligations in this Agreement.

11.3        Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

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11.4       Amendments in Writing. No amendment, modification, termination or waiver of any provision of any Loan Document, no approval or consent thereunder, or any consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Parties.

11.5       Entire Agreement. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the Parties about the subject matter of the Loan Documents merge into the Loan Documents.

11.6        Fees and Expenses. Borrower shall pay (a) its own fees and expenses, costs and expenses (including, without limitation, attorneys’ fees and expenses, appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) the Lender’s reasonable documented out of pocket attorneys’ fees and expenses incurred in connection with the negotiation of the Loan Documents and closing of the Loans, including UCC filing fees, in an aggregate amount not to exceed $15,000.

11.7       Counterparts. This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

11.8      Construction. References in this Agreement to (a) “Preamble”, “Section”, “clause”, “Schedule” or “Exhibit” shall be a reference to the Preamble, section, clause, schedule or exhibit to this Agreement, and (b) a time of day is to Eastern Standard Time.

11.9       Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate reimbursement obligations and/or other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The provisions in Section 11.10 (Confidentiality) shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

11.10     Confidentiality. In handling any non-public information that is confidential in nature provided to the Lender by or on behalf of the Borrower under the Loan Documents (“Confidential Information”), the Lender shall treat confidentially such Confidential Information and exercise the same degree of care that it exercises for their own proprietary information, but disclosure of Confidential Information may be made (a) subject to the terms and conditions of this Agreement, in connection with the Lender’s own financing (including to any current or prospective investors, members, partners or shareholders in the Lender), (b) to prospective transferees or purchasers of any interest in the Loans (provided, however, the Lender shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms, (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order, (d) as required in connection with an examination or audit, in which case the Lender agrees to the extent not prohibited by applicable law, rule or regulation, and solely in connection with a non-ordinary course audit or examination of the specific target of which is the Loans, to inform the Borrower promptly thereof prior to disclosure and in any case to limit the portion of the Confidential Information disclosed as may be required by such regulators, examination or audit, and (e) to third party service providers of the Lender so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lender with terms no less restrictive than those contained herein. Confidential Information does not include information that is in the public domain or in the Lender’s possession when disclosed to the Lender or becomes part of the public domain after disclosure to the Lender through no breach of this provision by the Lender. The provisions of this Section 11.10 shall (a) subject to Section 11.9, survive the termination of this Agreement, and (b) supersede all prior agreements, understanding, representations, warranties, and negotiations between the Parties about the subject matter of this Section 11.10.

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11.11     Release. The Lender agrees in connection with any Transfer permitted by this Agreement (a) to release its lien on all or any portion of the Collateral in connection with such Transfer, and (b) to immediately take such action as shall be necessary or appropriate to evidence and confirm such release.

11.12     Further Assurances. From time to time, Lender shall execute and deliver to the Borrower such additional documents and shall provide such additional information to the Borrower as the Borrower may reasonably require to carry out the terms of this Agreement and any agreements executed in connection herewith or therewith, or to be informed of the financial and business conditions and prospects of the Lender.

12.        DEFINITIONS

In this Agreement, the following terms have the following meanings given to them below. Any capitalized term used in this Agreement but not otherwise defined will have the meaning given to it in the Code.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

“Agreement” has the meaning given to it in the Preamble.

“Borrower” has the meaning given to it in the Preamble.

“Business Day” is any day that is not a Saturday, Sunday or a day on which banks are generally open for business in New York, New York.

“Capital Stock” is any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Closing Date” has the meaning given to it in the Preamble.

“Code” or “UCC” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York.

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“Collateral” consists of all of the Borrower’s right, title and interest in and to the following personal property:

(a)           all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash and deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, owned real property and financial assets, whether now owned or hereafter acquired, wherever located, and all of the Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

(b)           Notwithstanding the foregoing, the Collateral does not include (1) any interest of the Borrower as a lessee or sublessee under a real property lease, (2) rights held under a license that are not assignable by their terms without the consent of the licensor thereof, (3) any interest of the Borrower as a lessee under an equipment lease if the Borrower is prohibited by the terms of such lease from granting a Lien in such lease or under which such a Lien in would cause a default to occur under such lease, (4) any deposit account which is (A) used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees, (B) established or maintained from time to time to collateralize obligations in relation to leases of real estate, (C) maintained on a “zero balance” basis, or (D) containing deposits at any time not in excess of $250,000, in each case together with the cash and cash equivalents contained therein, (5) any property to the extent that such grant of a security interest is prohibited by any requirement of law or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, (6) any United States intent-to-use trademark or service mark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under Federal law, (7) all fee-owned real property and any parcel of real estate and the improvements thereto owned in fee, (8) any commercial tort claim in an amount less than $250,000, (9) any interest held by the Borrower in (A) any Capital Stock of any Spin Out Company, and (B) any loan or other investment made by the Borrower to any Spin Out Company, or (b) any asset subject to a Permitted Lien.

“Communication” has the meaning given to it in Section 8 (Notices).

“Company Capitalization” is calculated as of immediately before the closing of the Initial Public Offering and includes (without double-counting, in each case calculated on an as-converted to Common Stock basis), (a) all shares of Capital Stock issued and outstanding, (b) the Loans and other convertible securities issued by the Borrower, including but not limited to convertible promissory notes and other convertible debt instruments, and any other convertible securities that have the right to convert into shares of Capital Stock, (c) all issued and outstanding options, restricted stock awards or purchases, RSUs, SARs, warrants or similar securities, vested or unvested (collectively, “Options”), and all promised but ungranted Options (collectively, “Promised Options”), and (d) all shares of Capital Stock that are reserved, available for future grant and not subject to any outstanding Options or Promised Options (but only to the extent proceeds from the Initial Public Offering are payable on such Promised Options) under any equity incentive or similar plan of the Borrower.

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“Conversion Price” means, with respect to a conversion pursuant to Section 1.5, a price per share equal to either (a) 70% multiplied by the price per share of Capital Stock offered in the Initial Public Offering, or (b) $150,000,000 divided by the Company Capitalization, whichever calculation results in a greater number of Conversion Shares.

“Conversion Shares” means shares of the Borrower’s Common Stock, par value $0.000001 per share, issuable upon conversion of Loan A.

“Convertible Promissory Notes” has the meaning given to it in Exhibit B.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Dollars,” “dollars” and “$” each mean lawful currency for the time being of the United States of America.

“Event of Default” has the meaning given to it in Section 6 (Events of Default).

“Financial Quarter” means each three-month period ending March 31, June 30, September 30 and December 31 of each year.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit but not including trade payables incurred in the ordinary course of business, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) any direct or indirect liability in connection with any of the foregoing, and (e) other short- and long-term obligations under debt agreements, lines of credit and extensions of credit.

“Insolvency Proceeding” means the Borrower (a) makes any general assignment of substantially all its assets for the benefit of creditors, (b) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve all its business or all or substantially all of its assets, or (c) voluntarily commences under the laws of any jurisdiction any proceeding for relief under the US Bankruptcy Code of 1986, as amended, or similar bankruptcy laws in other applicable jurisdictions, involving its insolvency, reorganization, adjustment of debts, dissolution, liquidation or similar proceeding for the release of financially distressed debtors.

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“Initial Public Offering” or “IPO” means the closing of the issuance and sale of shares of capital stock of the Borrower in the Borrower’s first underwritten public offering pursuant to an effective registration statement under the Securities Act.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following (a) its Copyrights, Trademarks and Patents, (b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals, (c) any and all source code, (d) any and all design rights, (e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above, and (f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Lender” has the meaning given to it in the Preamble.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” and “Loans” have the meaning given to it in Section 1.2.

“Loan Date” is each date on which a Loan is made to the Borrower.

“Loan Request” is that certain form attached hereto as Exhibit A.

“Loan Documents” are, collectively, this Agreement and any other agreement designated in writing by the Borrower and the Lender as a “Loan Document”, all as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations and financial condition of the Borrower, (b) the ability of the Borrower to pay the Obligations when due in accordance with the terms of the Loan Documents, (c) the ability of the Lender to enforce any material portion of its rights or remedies, taken as a whole, with respect to the Obligations, or (d) a material part of the Lender’s Liens on the Collateral, taken as a whole, other than, in the case of the preceding clause (c) and this clause (d), to the extent resulting from any actions or inactions on the part of the Lender, its agents or advisers.

“Maturity Date” means the Original Maturity Date or, if the same is extended to Section 1.2(b), the date to which it is so extended.

“Obligations” are all of the Borrower’s obligations to pay when due any principal and other amounts the Borrower owes the Lender arising under or in connection with the Loan Documents.

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“Original Maturity Date” has the meaning given to it in Section 1.2(d).

“Parties” are the parties to this Agreement and “Party” means either of them.

“Patents” are all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is (a) Indebtedness of the Borrower pursuant to any Loan Document, (b) Indebtedness of the Borrower to any of its Subsidiaries or any Spin Out Company, guarantee Obligations incurred in the ordinary course of business (d) Indebtedness outstanding on the Closing Date and listed on Exhibit C and any refinancings, refundings, renewals or extensions thereof, (d) Indebtedness (including, without limitation, capital lease obligations) secured by Permitted Liens permitted by clause (c) of the definition of Permitted Liens in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof, (e) Indebtedness consisting of financing of insurance premiums in the ordinary course of business, (f) Indebtedness in respect of (i) other products offered by account banks in the ordinary course of business, and (ii) netting services, overdraft protection, obligations (to the extent constituting Indebtedness) in connection with deposit or securities accounts in the ordinary course of business, (g) other Indebtedness provided it is subordinated to the Loans on market standard terms satisfactory to Lender, acting reasonably, (h) additional unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $250,000 at any one time outstanding, (i) obligations (contingent or otherwise) of the Borrower existing or arising in connection with endorsement of instruments for deposit in the ordinary course of business and (j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business.

“Permitted Liens” are (a) Liens existing on the Closing Date or arising under any Loan Documents, (b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable, or (ii) being contested in good faith by appropriate proceedings diligently conducted, (c) Liens securing Indebtedness incurred pursuant to clause (d) of the definition of Permitted Indebtedness to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with, or within forty-five (45) days of, the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, (e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (a) through (c), (g) leases or subleases of real property granted in the ordinary course of the Borrower’s business and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of the Borrower’s business, (g) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with the Borrower’s deposit accounts or securities accounts held at such institutions, (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, (i) licenses of Intellectual Property not prohibited by this Agreement, (j) Liens imposed by requirements of law or deposits to secure the performance of bids, tenders, trade contracts, leases (including leases, sub-leases and licenses of real property), government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business, (k) Liens arising from precautionary UCC financing statements, (l) to the extent constituting Liens, licenses of Intellectual Property to the Borrower, and (n) Liens granted in the ordinary course of business on the unearned portion of the premium and on the proceeds of the financed insurance securing the payment of financed insurance premiums.

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“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Responsible Officer” means any of the President, Chief Executive Officer or Chief Financial Officer of Borrower.

“SEC Rule 144” means Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Spin Out Company” means each of Diamune Therapeutics, Inc., Vakston, Inc., and Twilight Neuroscience, Inc. and together the “Spin Out Companies.”

“Trademarks” means, with respect to any Person, any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of such Person connected with and symbolized by such trademarks.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BORROWER:

AKSTON BIOSCIENCES CORPORATION

By:	/s/ Todd Zion
Name:	Todd Zion
Title:	Chief Executive Officer

LENDER:

SHADY GROVE ROAD INVESTMENTS, LLC

By:	/s/ Michael Hall
Name:	Michael Hall
Title:	Manager

Akston Biosciences Corporation	Page 24 of 28	Company confidential

EXHIBIT A

LOAN REQUEST

[***]

Akston Biosciences Corporation	Page 25 of 28	Company confidential

[***]

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EXHIBIT B

Liens on Closing Date

[***]

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EXHIBIT C

Indebtedness on Closing Date

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Akston Biosciences Corporation	Page 28 of 28	Company confidential